THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), IN RELIANCE ON AN EXCEPTION CONTAINED IN THE SECURITIES ACT. THIS NOTE MAY ONLY BE TRANSFERRED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS UNLESS THERE IS FURNISHED TO THE BUYER AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO BUYER TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED. THIS
NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN STOCK PURCHASE AGREEMENT DATED MAY 16, 2000 BETWEEN THE MAKER AND THE PAYEE OF THIS NOTE, AS AMENDED BY THE FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT BETWEEN MAKER AND PAYEE.


$2,500,000                                       Denver,
                                                 Colorado
                                                 August 31, 2000
                           GUARANTEED
                         PROMISSORY NOTE

     1. FOR VALUE RECEIVED, the undersigned, Perma-Fix Environmental Services, Inc. a Delaware corporation ("Maker"), hereby promises to pay to the order of Waste Management Holdings, Inc., a Delaware corporation, its successors and assigns, ("Holder") the principal sum of two million five hundred thousand U.S. dollars ($2,500,000), with interest thereon from and including the date hereof at the rate hereinafter set forth.

     The principal amount of $2,500,000 shall be due and payable on the earlier of (i) December 31, 2000 or (ii) the business day before the date that the Maker acquires all or substantially all of the outstanding capital stock or assets of another entity after the date of this Note (the "Maturity Date").

     2.   Interest.  The rate of interest payable hereunder shall be
eleven  and  one  quarter percent (11.25%) per  annum.   Interest
shall be computed on the basis of a year of 365 or 366 days, as applicable, and actual number of days elapsed. Interest shall be due and payable annually on each anniversary date hereof

     3. Default Interest. The amount of all principal and (to the extent permitted by then applicable law) all interest which is not paid when due (whether as set forth above or by acceleration) shall bear interest, from the time such amount becomes due until payment of the amount in default is paid in full, at rate which is equal to the lesser of seventeen and one quarter percent (17.25%) per annum, or the maximum rate of interest permitted by then applicable law.

     3. Payments. Maker shall make any payments hereunder to Holder at the address set forth below or such other address as Holder
shall  designate  in  writing addressed to Maker.   All  payments
hereunder shall first be applied to unpaid accrued interest and the balance, if any, to principal. If, however, the Holder has incurred costs and expenses of collection, as described below, in enforcing this Note, such payments shall first be applied thereto.

     4. Prepayment. Maker may prepay the principal amount outstanding under this Note in whole or in part at any time or from time to time without penalty, notice, or bonus. All prepayments received shall be applied first in satisfaction of any accrued but unpaid interest and then against all remaining principal.

     5. Guaranty. The payment and performance of all of Maker's obligations hereunder shall be guaranteed on a non-recourse basis by Diversified Scientific Services, Inc., by its execution of the form of guaranty attached hereto as Exhibit A.

     6. Costs of Collection. Should the indebtedness represented by this Note or any part thereof be enforced or collected at law or in equity or through any bankruptcy, receivership, probate, or other court proceedings, or if this Note is placed in the hands of attorneys for collection after default, Maker agrees to pay to Holder, in addition to the principal and interest due and payable hereon and to the full extent permitted by law, all reasonable attorneys' fees and costs of collection

     7.   Setoff.  This note is not subject to setoff.

     8. Events of and Remedies for Default. The occurrence of any of the following events shall constitute a default under this
Note:

          (a) default in the payment of any interest or principal installment when due of the Maker to Holder under this Note and such is not cured within ten(10) days from the date of such default;

          (b) termination of existence, suspension or discontinuance of business, or business failure of or by Maker;

          (c) issuance of any injunction, restraining or other order with respect to any material aspect of the business of Maker, or levy on or attachment of any funds or other property, real or personal, of Maker, if, in each case, the same has a material effect on the ability of Maker to make payments under this Note and the same is not dismissed, discharged, released, satisfied or vacated within a period of thirty (30) days;

          (d) appointment of a receiver, trustee, custodian or similar official, for Maker;

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
          (e) conveyance of substantially all of the assets of the Maker to a trust mortgagee or liquidating agent or assignment for the benefit of creditors by Maker;

          (f) commencement of any proceeding under any law of any juris-diction, now or hereafter in force, relating to bankruptcy, dissolution, or reorganization, to the relief of debtors by or against Maker, if such proceeding is involuntary and is not set aside within ninety (90) days from the filing of such involuntary proceeding or immediately if such proceeding is voluntary;

Upon any default described in paragraph (f) above, this Note shall automatically become due and payable, in such case without notice or demand. In addition, the Holder shall have all other rights and remedies under the laws as then in effect in Delaware, and may proceed with any remedy provided for thereby or in this Note.

     9. Waivers. Maker, to the fullest extent permitted by applicable law, expressly waives presentment, protest, demand, notice of dishonor, or default and all exemptions in connection with delivery, acceptance, performance, default, or enforcement of or under this Note or any guaranty of this Note. No renewal or extension of this Note, no release or surrender of any collateral or other security for this Note or any guaranty of this Note, no release of any person, primarily or secondarily liable on this Note (including any Maker, endorser or guarantor), no delay in the enforcement of payment of this Note or any guaranty of this Note, and no delay or omission in exercising any right or power under this Note or any guaranty of this Note shall affect the liability of any Maker, endorser or guarantor of this Note. Maker and each endorser and each guarantor of this Note or of the indebtedness hereby represented agree to pay to Holder, on demand, all costs and expenses of collection, including, without limitation, reasonable attorneys' fees and legal expenses, incurred by Holder in enforcing this Note, whether or not litigation is commenced. No failure by Holder to exercise, or delay by the Holder in exercising, any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or of any other right or remedy. Acceptance by Holder of any payment after the maturity of this Note has been accelerated shall not constitute a waiver of such acceleration.

     10. Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Note (collectively, the "Notices") shall be in writing and shall be given either (a) by personal delivery against a receipted copy, (b) by facsimile to the following facsimile numbers, or (c) by certified or registered United States mail, return receipt requested, postage prepaid, to the following addresses:

          (i)  If to Holder, to:
          Waste Management Holdings, Inc
          1001 Fannin

          Suite 4000
          Houston, TX 77002
          Facsimile No.:  713- 209-9711

          With a copy to:

          William A. Jeffry, Esq.
          Burns, Figa & Will, P.C.
          6400 S. Fiddlers Green Circle
          Suite 1030
          Englewood, CO 80111
          Facsimile No.:  303-796-2777

          (ii) If to Maker to:
          Dr. Louis F. Centofanti, President
          Perma-Fix Environmental Services, Inc.
          1940 Northwest 67th Place
          Gainesville, FL 32653

          With a copy to:

          Irwin H. Steinhorn, Esq.
          Conners & Winters, A Professional Corporation
          One Leadership Square
          211 North Robinson
          Suite 1700
          Oklahoma City, OK 73102
          Facsimile No.:  405-232-2695

or to such other address or notice party of which written notice in accordance with the provisions hereof shall have been provided by such party. Notices may only be given in the manner hereinabove described and shall be deemed received when given in such manner.

     11. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles.

     12. Section Headings, Construction. The headings of sections or paragraphs in this Note are provided for convenience only and will not affect its construction or interpretation. All words used in this Note will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word "including" (i) does not limit the preceding words or terms and (ii) is to be ascribed a non-exclusive meaning.

     13. Time of Essence. With regard to all dates and time periods set forth or referred to in this Note, time is of the essence.

     Dated on the date first set forth above.

                              MAKER:

                              Perma-Fix Environmental Services, Inc


                              By: /s/ Louis Centofanti
                                 __________________________________
                                     Dr. Louis F. Centofanti
                                     President



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